Exhibit 10.3

CENTRA SOFTWARE, INC.

CONSULTING AND CONFIDENTIALITY AGREEMENT

In consideration of my provision of consulting services to Centra Software, Inc, a Delaware corporation located at 430 Bedford Street, Lexington, Massachusetts 02420 (the “Company”), and of the compensation to be paid to me, and in recognition of the fact that as a consultant to the Company I will or may have access to confidential information, I agree with the Company as follows:

1. Description of Engagement and Compensation. Set forth on the Schedule to this Agreement is a description of:

•	The work or services (“Consulting Services”) that I agree to perform.

•	The compensation or rate of compensation that I am to be paid.

2. Independent Contractor: In furnishing such services, I understand that I will at all times be acting as an independent contractor of the Company. As such, I will not be an employee of the Company and will not by reason of this Agreement or by reason of my services to the Company be entitled to participate in or to receive any benefit or right under any of the Company’s employee benefit or welfare plans other than the benefits and plan participation which are provided under my Employment Agreement with the Company, dated July 1, 2003 (the “Employment Agreement”) I also will be responsible for paying all withholding and other taxes required by law to be paid as and when the same become due and payable.

3. Termination: This Agreement may be terminated by the Company at any time for cause and without prior notice.

4. Entire Agreement/Modification/Waiver: This Agreement and the Employment Agreement contain the entire and only agreements between the Company and me respecting the subject matter hereof, and no modification, renewal, extension, waiver or termination of this Agreement or any of the provisions hereof shall be binding upon me or the Company unless made in writing and signed by an authorized officer of the Company.

5. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the Commonwealth of Massachusetts without regard to its principles of conflicts of laws, and shall be deemed to be effective as of the first day of my provision of Consulting Services to the Company. This Agreement is executed under seal.

BY PLACING MY SIGNATURE HEREUNDER, I ACKNOWLEDGE THAT I HAVE READ ALL THE PROVISIONS OF THIS AGREEMENT AND THAT I AGREE TO ALL OF ITS TERMS.

CONSULTANT:

Date:

CENTRA SOFTWARE, INC.

By:

Title:

SCHEDULE TO THE

CONSULTING AND CONFIDENTIALITY AGREEMENT

1. Description of Consulting Services:

Participation in the following activities and events:

a. During the week of October 4, 2004, travel to Europe to attend CAB, participate in sales calls arranged by Charlie Zaiontz and Centra’s EMEA team.

b. During the week of October 11, 2004, transition your business development activities to Jim Freeze and Alan May and any other employees responsible for bus. dev. activities

c. During the week of October 18, 2004, transition your customer relationships (Fidelity, Gilbane, etc.) to the regional managers, Bob Huxley and other sales folks.

2. Compensation: $1,300 per day for three consecutive weeks commencing October 4, 2004 and ending October 22, 2004.